Exhibit 10.3

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of [●], 2016, by and between Meridian Waste Solutions, Inc., a New York corporation with its headquarters located at 12540 Broadwell Road, Suite 2104, Milton, GA 30004 (“we”, “our”, “us” or the “Company”), and the subscriber identified on the signature page hereto (the “Subscriber”).

WHEREAS, effective June 3, 2016, the Company commenced an offering of up to Three Million Dollars ($3,000,000) of shares of the Company’s common stock, par value $0.025 per share (the “Common Stock”), at a price of $1.30 per share to certain accredited investors for a period of 60 days (the “Original Offering”);

WHEREAS, effective June 13, 2016, the Company has amended the terms of the Original Offering herein to reflect a price of $1.12 per share (the “Offering”);

WHEREAS, pursuant to the Offering, the Subscriber wishes to purchase and acquire from the Company, and the Company desires to issue and sell to the Subscriber [●] shares (the “Shares”), for the aggregate principal amount of [$●] (the “Purchase Price”).

WHEREAS, the Company and the Subscriber are executing and delivering this Agreement in reliance upon the exemption from securities registration for offers and sales to accredited investors afforded, inter alia, under Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and/or Section 4(a)(2) of the 1933 Act.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees to issue, sell, assign, transfer and deliver to Subscriber, and Subscriber hereby agrees to purchase and accept delivery from the Company, the Shares, free of all liens, pledges, mortgages, security interests, charges, restrictions, adverse claims or other encumbrances of any kind or nature whatsoever (“Encumbrances”). In consideration thereof, and subject to the terms and conditions set forth in this Agreement, (i) the Subscriber shall pay the Purchase Price to the Company by wire transfer of immediately available funds in accordance with the instructions on Schedule I hereto and (ii) the Company shall cause the Shares and the Common Stock Purchase Warrant (the “Warrant) to be issued to the Subscriber by no later than three (3) business days from the date of delivery of the Purchase Price.

2. Description of Company’s Business.

Meridian Waste Solutions, Inc. (the “Company” or “Meridian” or “Meridian Waste Solutions” or “we” or “us”) is currently operating under five separate Limited Liability Companies:

●
Here To Serve Missouri Waste Division, LLC (“HTSMWD”), a Missouri Limited Liability Company

HTSMWD is a non-hazardous solid waste management company providing collection services for approximately 45,000 commercial, industrial and residential customers in Missouri. We own one collection operation based out of Bridgeton, Missouri. Approximately 100% of HTSMWD 2015 revenue was from collection, utilizing over 60 collection vehicles.

●
Here To Serve Georgia Waste Division, LLC (“HTSGWD”), a Georgia Limited Liability Company

Currently non-operating entity.

●
Meridian Land Company, LLC (“MLC”), a Georgia Limited Liability Company

MLC acquired the Eagle Ridge Landfill, and is currently permitted to accept municipal solid waste. The Eagle Ridge Landfill is located in Bowling Green, Missouri. MLC currently owns 265 acres at Eagle Ridge with 56.7 acres permitted and constructed to receive waste.

In addition to the Eagle Ridge Landfill, the Company operates, through MLC, hauling operations in Bowling Green, Missouri, servicing commercial, residential and roll off customers in this market. The Company will be looking to expand its footprint in the market through an aggressive sales and marketing strategy, as well as through additional acquisitions.

●
Here to Serve Technology, LLC (“HTST”), a Georgia Limited Liability Company
The Company is formalizing plans to dissolve HTST, in which this LLC will cease to exist
●
Christian Disposal, LLC and subsidiary (“CD”), a Missouri Limited Liability Company

Christian Disposal, along with its subsidiary, FWCD, LLC, is a non-hazardous solid waste management company providing collection and transfer services for approximately 35,000 commercial, industrial and residential customers in Missouri. Christian Disposal’s collection operation is based out of Winfield, Missouri. Along with operations in Winfield, Christian Disposal operates two transfer stations, in the O’Fallon, Missouri and St. Peters, Missouri and own one transfer station, in Winfield, Missouri. Approximately 100% of Christian Disposal and FWCD’s 2015 revenue was from collection and transfer, utilizing over 35 collection vehicles.

Christian Disposal began non-hazardous waste collection operations in 1978. Our acquisition of Christian Disposal is a key element of our strategy to create the vertically integrated infrastructure needed to expand our operations.

On January 7, 2015, in an effort to give investors a more concentrated presence in the waste industry the Company sold the assets of HTST to Mobile Science Technologies, Inc., a Georgia corporation (MSTI), a related party due to being owned and managed by some of the shareholders of the Company. On this date HTST ceased operations and became a dormant Limited Liability Company (“LLC”). Currently, Meridian is formalizing plans to dissolve HTST, in which this LLC will cease to exist.

In 2014, HTSMWD purchased the assets of a large solid waste disposal company in the St. Louis, MO market. This acquisition is considered the platform company for future acquisitions in the solid waste disposal industry.  HTSGWD was created to facilitate expansion in this industry throughout the Southeast.

The Company is primarily in the business of residential and commercial waste disposal and hauling and has contracts with various cities and municipalities.  The majority of the Company’s customers are located in the St. Louis metropolitan and surrounding areas.

Acquisition of Christian Disposal, LLC and Eagle Ridge Landfill, LLC

On December 22, 2015, Meridian Waste Solutions, Inc. and subsidiaries (the “Company”) completed its acquisition of Christian Disposal LLC, and subsidiary (“Christian Purchase Agreement”). Pursuant to the Christian Purchase Agreement, the Company acquired 100% of the membership interests of Christian Disposal, which is integrated into the operations of the Company; refer to intangible assets and acquisition footnote below.

Simultaneous with the closing thereof, Christian Disposal LLC, and subsidiary, entered into a Lease Agreement, in which, the Company leased 4551 Commerce Avenue, High Ridge, Missouri, for a five-year term at a monthly rent of $6,500. Additionally, the Company entered into an employment agreement with an executive employee for a term of five years.

Concurrently, the Company completed an asset purchase agreement with WCA Waste Corporation (the “Eagle Purchase Agreement”). The Company acquired all of the assets of Eagle Ridge Landfill, LLC (“ERL”), its rights and properties related to such business of ERL, which includes certain assets and operations of the Eagle Ridge Hauling Business (“ERH”) and certain debts, which is now operating under Meridian Land Company, LLC.

Overview

Here to Serve – Missouri Waste Division, LLC d/b/a Meridian Waste

Meridian Waste is a non-hazardous solid waste management company providing collection services for approximately 45,000 commercial, industrial and residential customers in Missouri. We own one collection operation based out of Bridgeton, Missouri. Approximately 100% of Meridian Waste’s 2015 revenue was from collection, utilizing over 60 collection vehicles.

Meridian Waste began non-hazardous waste collection operations in May 2014 upon the acquisition of nearly all of the assets from Meridian Waste Service, LLC that in turn became the core of our operations. From our formation through today, we have begun to create the infrastructure needed to expand our operations through acquisitions and market development opportunities.

Christian Disposal, LLC; FWCD

Christian Disposal, along with its subsidiary, FWCD, LLC, is a non-hazardous solid waste management company providing collection and transfer services for approximately 35,000 commercial, industrial and residential customers in Missouri. Christian Disposal’s collection operation is based out of Winfield, Missouri. Along with operations in Winfield, Christian Disposal operates two transfer stations, in the O’Fallon, Missouri and St. Peters, Missouri and own one transfer station, in Winfield, Missouri.  Approximately 100% of Christian Disposal and FWCD’s 2015 revenue was from collection and transfer, utilizing over 35 collection vehicles.

Christian Disposal began non-hazardous waste collection operations in 1978. Our acquisition of Christian Disposal is a key element of our strategy to create the vertically integrated infrastructure needed to expand our operations.

Meridian Land Company, LLC (Assets of Eagle Ridge Landfill & Hauling)

The Eagle Ridge Landfill (the “Eagle Ridge Landfill”), acquired by Meridian Land, is currently permitted to accept municipal solid waste.  The Eagle Ridge Landfill is located in Bowling Green, Missouri.  Meridian Land Company currently owns 265 acres at Eagle Ridge with 56.7 acres permitted and constructed to receive waste.

In addition to the Eagle Ridge Landfill, the Company operates, through Meridian Land Company, hauling operations in Bowling Green, Missouri, servicing commercial, residential and roll off customers in this market.  The Company will be looking to expand its footprint in the market through an aggressive sales and marketing strategy, as well as through additional acquisitions.

Waste Industry Overview

The non-hazardous solid waste industry can be divided into the following three categories: collection, transfer and disposal services.  Companies engaging in collection and/or transfer operations of solid waste typically have lower margins than those performing disposal service operations.  By vertically integrating collection, transfer and disposal operations, operators seek to capture significant waste volumes and improve operating margins.

During the past four decades, our industry has experienced periods of substantial consolidation activity; however, we believe significant fragmentation remains.  We believe that there are two primary factors that lead to consolidation:

●
Stringent industry regulations have caused operating and capital costs to rise, with many local industry participants finding these costs difficult to bear and deciding to either close their operations or sell them to larger operators; and

●
Larger operators are increasingly pursuing economies of scale by vertically integrating their operations or by utilizing their facility, asset and management infrastructure over larger volumes and, accordingly, larger solid waste collection and disposal companies have become more cost-effective and competitive by controlling a larger waste stream and by gaining access to significant financial resources to make acquisitions.

Integration and Acquisitions

Vertical Integration and Internalization

Vertical integration is a key element of our operating strategy for the future because it will allow us to manage the waste stream from the point of collection through disposal, thereby maximizing the rate of waste internalization, increasing our operating margins and improving our operating cash flows.  Internalization refers to the disposal of collected waste into the landfills we own.  All collected waste must ultimately be processed or disposed of, with landfills being the main depository for such waste.  Generally, the most cost efficient collection services occur within a 35-mile operating radius from the disposal site (up to 100 miles if a transfer station is used).  Collection companies that do not own a landfill within such range from their collection routes will usually have to dispose of the waste they collect in landfills owned by third parties.  Thus, our acquisition of a landfill in our market area in the Eagle Purchase Agreement provides the Company with substantial leverage in the waste management business.   Additionally,  in addition to having our own landfill, we have access to third-party landfills located in St. Louis, Missouri and are actively seeking to purchase or lease additional landfills, transfer stations or a waste-to-energy facility in order to internalize our existing volume.

Acquisition History and Outlook

Acquisitions will play a key role in our planned revenue growth and expansion into new markets.  Our acquisition of Christian Disposal, FWCD and the assets from Eagle expand on our platform and infrastructure to make additional acquisitions in the near future. We strive to integrate all of our completed acquisitions into our existing operations as soon as feasible; however, based on our current trajectory it may take up to a year to fully realize operating synergies for the acquisitions that we completed.

In 2016, we intend to continue seeking and pursuing attractive acquisition opportunities that enable us to grow our current operations based on (i) new markets, (ii) acquiring disposal and transfer capacity, and (iii) waste streams opportunities.  .

Waste Operations and Customers

The operations of Meridian Waste Solutions and its subsidiaries consist of the collection of solid waste.

Customers

Meridian Waste Solutions is expanding to provide a broad and diverse customer base.   We have two municipal contracts that accounted for 26% and 27% and the other contract accounted for 18% and 19% of HTS Waste’s long-term contracted revenue for the years ended December 31, 2015 and 2014 respectively.

Collection Services

Meridian Waste Solutions, through its subsidiaries, provides solid waste collection services to approximately 75,000 industrial, commercial and residential customers in the Metropolitan St. Louis, Missouri area.  In 2015, its collection revenue consisted of approximately 17% from services provided to industrial customers, 13% from services provided to commercial customers and 70% from services provided to residential customers.

In our commercial collection operations, we supply our customers with waste containers of various types and sizes.  These containers are designed so that they can be lifted mechanically and emptied into a collection truck to be transported to a disposal facility.  By using these containers, we can service most of our commercial customers with trucks operated by a single employee.  Commercial collection services are generally performed under service agreements with a duration of one to five years with possible renewal options.  Fees are generally determined by such considerations as individual market factors, collection frequency, the type of equipment we furnish, the type and volume or weight of the waste to be collected, the distance to the disposal facility and the cost of disposal.

Residential solid waste collection services often are performed under contracts with municipalities, which we generally secure by competitive bid and which give us exclusive rights to service all or a portion of the homes in these municipalities.  These contracts usually range in duration from one to five years with possible renewal options.  Residential solid waste collection services may also be performed on a subscription basis, in which individual households or homeowners’ or similar associations contract directly with us.  The fees received for residential collection are based primarily on market factors, frequency and type of service, the distance to the disposal facility and the cost of disposal.

Additionally, we rent waste containers and provide collection services to construction, demolition and industrial sites.  We load the containers onto our vehicles and transport them with the waste to either a landfill or a transfer station for disposal.  We refer to this as “roll-off” collection.  Roll-off collection services are generally performed on a contractual basis.  Contract terms tend to be shorter in length and may vary according to the customers’ underlying projects.

Transfer and Disposal Services

Landfills are the main depository for solid waste in the United States.  Solid waste landfills are built, operated, and tied to a state permit under stringent federal, state and local regulations.  Currently, solid waste landfills in the United States must be designed, permitted, operated, closed and maintained after closure in compliance with federal, state and local regulations pursuant to Subtitle D of the Resource Conservation and Recovery Act of 1976, as amended.  We do not operate hazardous waste landfills, which are subject to even greater regulations.  Operating a solid waste landfill includes excavating, constructing liners, continually spreading and compacting waste and covering waste with earth or other inert material as required, final capping, closure and post-closure monitoring.  The objectives of these operations are to maintain sanitary conditions, to ensure the best possible use of the airspace and to prepare the site so that it can ultimately be used for other end use purposes.

Access to a disposal facility is a necessity for all solid waste management companies.  While access to disposal facilities owned or operated by third parties can be obtained, we believe that it is preferable to internalize the waste streams when possible.  Meridian Waste Solutions is targeting further geographic, as well as operational expansion by focusing on markets with transfer stations and landfills available for acquisition.

Transfer stations will allow us to consolidate waste for subsequent transfer in larger loads, thereby making disposal in our otherwise remote landfills economically feasible.  A transfer station is a facility located near residential and commercial collection routes where collection trucks take the solid waste that has been collected.  The waste is unloaded from the collection trucks and reloaded onto larger transfer trucks for transportation to a landfill for final disposal.  In addition to increasing our ability to internalize the waste that our collection operations collect, using transfer stations reduces the costs associated with transporting waste to final disposal sites because the trucks we use for transfer have a larger capacity than collection trucks, thus allowing more waste to be transported to the disposal facility on each trip.  It also increases the efficiency of our collection personnel and equipment because it allows them to focus more on collection.

Competition

The solid waste collection and disposal industry is highly competitive and fragmented and requires substantial labor and capital resources.  The industry presently includes large, publicly-held, national waste companies such as Republic Services, Inc. and Waste Management, Inc., as well as numerous other public and privately-held waste companies.  In our existing market and certain of the markets in which we will likely compete are served by one or more of these companies, as well as by numerous privately-held regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill in their markets.  We also compete with operators of alternative disposal facilities and with counties, municipalities and solid waste districts that maintain their own waste collection and disposal operations.  Public sector operations may have financial advantages over us because of their access to user fees and similar charges, tax revenues and tax-exempt financing.

We compete for collection based primarily on geographic location and the price and quality of our services.  From time to time, our competitors may reduce the price of their services in an effort to expand their market share or service areas or to win competitively bid municipal contracts.  These practices may cause us to reduce the price of our services or, if we elect not to do so, to lose business.

The solid waste collection and disposal industry has undergone significant consolidation, and, as a result of this consolidation, we encounter competition in our efforts to acquire landfills, transfer stations and collection operations.  Competition exists not only for collection, transfer and disposal volume but also for acquisition candidates.  We generally compete for acquisition candidates with large, publicly-held waste management companies, private equity backed firms as well as numerous privately-held regional and local solid waste companies of varying sizes and resources.  Competition in the disposal industry may also be affected by the increasing national emphasis on recycling and other waste reduction programs, which may reduce the volume of waste deposited in landfills.  Accordingly, it may become uneconomical for us to make further acquisitions or we may be unable to locate or acquire suitable acquisition candidates at price levels and on terms and conditions that we consider appropriate, particularly in markets we do not already serve.

Sales and Marketing

We focus our marketing efforts on increasing and extending business with existing customers, as well as increasing our new customer base.  Our sales and marketing strategy is to provide prompt, high quality, comprehensive solid waste collection to our customers at competitive prices.  We target potential customers of all sizes, from small quantity generators to large companies and municipalities.  Because the waste collection and disposal business is a highly localized business, most of our marketing activity is local in nature.

Government Contracts

We are party to contracts with municipalities and other associations and agencies.  Many of these contracts are or will be subject to competitive bidding.  We may not be the successful bidder, or we may have to substantially lower prices in order to be the successful bidder.  In addition, some of our customers may have the right to terminate their contracts with us before the end of the contract term.

Municipalities may annex unincorporated areas within counties where we provide collection services, and as a result, our customers in annexed areas may be required to obtain service from competitors who have been franchised or contracted by the annexing municipalities to provide those services.  Some of the local jurisdictions in which we currently operate grant exclusive franchises to collection and disposal companies, others may do so in the future, and we may enter markets where franchises are granted by certain municipalities, thereby reducing the potential market opportunity for us.

Regulation

Our business is subject to extensive and evolving federal, state and local environmental, health, safety and transportation laws and regulations.  These laws and regulations are administered by the U.S. Environmental Protection Agency, or EPA, and various other federal, state and local environmental, zoning, air, water, transportation, land use, health and safety agencies.  Many of these agencies regularly inspect our operations to monitor compliance with these laws and regulations.  Governmental agencies have the authority to enforce compliance with these laws and regulations and to obtain injunctions or impose civil or criminal penalties in cases of violations.  We believe that regulation of the waste industry will continue to evolve, and we will adapt to future legal and regulatory requirements to ensure compliance.

Our operations are subject to extensive regulation, principally under the federal statutes described below.

The Resource Conservation and Recovery Act of 1976, as amended, or RCRA.  RCRA regulates the handling, transportation and disposal of hazardous and non-hazardous wastes and delegates authority to states to develop programs to ensure the safe disposal of solid wastes.  On October 9, 1991, the EPA promulgated Solid Waste Disposal Facility Criteria for non-hazardous solid waste landfills under Subtitle D of RCRA.  Subtitle D includes location standards, facility design and operating criteria, closure and post-closure requirements, financial assurance standards and groundwater monitoring, as well as corrective action standards, many of which had not commonly been in place or enforced at landfills.  Subtitle D applies to all solid waste landfill cells that received waste after October 9, 1991, and, with limited exceptions, required all landfills to meet these requirements by October 9, 1993. All states in which we operate have EPA-approved programs which implemented at least the minimum requirements of Subtitle D and in some states even more stringent requirements.

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or CERCLA.  CERCLA, which is also known as Superfund, addresses problems created by the release or threatened release of hazardous substances (as defined in CERCLA) into the environment.  CERCLA’s primary mechanism for achieving remediation of such problems is to impose strict joint and several liability for cleanup of disposal sites on current owners and operators of the site, former site owners and operators at the time of disposal and parties who arranged for disposal at the facility (i.e., generators of the waste and transporters who select the disposal site).  The costs of a CERCLA cleanup can be substantial.  Liability under CERCLA is not dependent on the existence or intentional disposal of “hazardous wastes” (as defined under RCRA), but can also be based upon the release or threatened release, even as a result of lawful, unintentional and non-negligent action, of any one of the more than 700 “hazardous substances” listed by the EPA, even in minute amounts.

The Federal Water Pollution Control Act of 1972, as amended, or the Clean Water Act.  This act establishes rules regulating the discharge of pollutants into streams and other waters of the United States (as defined in the Clean Water Act) from a variety of sources, including solid waste disposal sites.  If runoff from our transfer stations may be discharged into surface waters, the Clean Water Act requires us to apply for and obtain discharge permits, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in those discharges.  In 1990, the EPA issued additional rules under the Clean Water Act, which establish standards for management of storm water runoff from landfills and which require landfills that receive, or in the past received, industrial waste to obtain storm water discharge permits.  In addition, if a landfill or transfer station discharges wastewater through a sewage system to a publicly-owned treatment works, the facility must comply with discharge limits imposed by the treatment works.  Also, if development of a landfill may alter or affect “wetlands,” the owner may have to obtain a permit and undertake certain mitigation measures before development may begin.  This requirement is likely to affect the construction or expansion of many solid waste disposal sites.

The Clean Air Act of 1970, as amended, or the Clean Air Act.  The Clean Air Act provides for increased federal, state and local regulation of the emission of air pollutants.  The EPA has applied the Clean Air Act to solid waste landfills and vehicles with heavy duty engines, such as waste collection vehicles.  Additionally, in March 1996, the EPA adopted New Source Performance Standards and Emission Guidelines (the “Emission Guidelines”) for municipal solid waste landfills to control emissions of landfill gases.  These regulations impose limits on air emissions from solid waste landfills.  The Emission Guidelines impose two sets of emissions standards, one of which is applicable to all solid waste landfills for which construction, reconstruction or modification was commenced before May 30, 1991.  The other applies to all municipal solid waste landfills for which construction, reconstruction or modification was commenced on or after May 30, 1991.  The Emission Guidelines are being implemented by the states after the EPA approves the individual state’s program.  These guidelines, combined with the new permitting programs established under the Clean Air Act, subject solid waste landfills to significant permitting requirements and, in some instances, require installation of gas recovery systems to reduce emissions to allowable limits.  The EPA also regulates the emission of hazardous air pollutants from municipal landfills and has promulgated regulations that require measures to monitor and reduce such emissions.

Climate Change.  A variety of regulatory developments, proposals or requirements have been introduced that are focused on restricting the emission of carbon dioxide, methane and other gases known as greenhouse gases.  Congress has considered legislation directed at reducing greenhouse gas emissions.  There has been support in various regions of the country for legislation that requires reductions in greenhouse gas emissions, and some states have already adopted legislation addressing greenhouse gas emissions from various sources.  In 2007, the U.S. Supreme Court held in Massachusetts, et al. v. EPA that greenhouse gases are an “air pollutant” under the federal Clean Air Act and, thus, subject to future regulation.  In a move toward regulating greenhouse gases, on December 15, 2009, the EPA published its findings that emission of carbon dioxide, methane and other greenhouse gases present an endangerment to human health and the environment because greenhouse gases are, according to EPA, contributing to climate change.  On October 30, 2009, the EPA published the greenhouse gas reporting final rule, effective December 29, 2009, which establishes a new comprehensive scheme requiring certain specified industries as well as operators of stationary sources emitting more than established annual thresholds of carbon dioxide-equivalent greenhouse gases to inventory and report their greenhouse gas emissions annually.  Municipal solid waste landfills are subject to the rule.  EPA proposed regulations that would require a reduction in emissions of greenhouse gases from motor vehicles.  Finally, according to the EPA, the final motor vehicle greenhouse gas standards will trigger construction and operating permit requirements for stationary sources.  As a result, the EPA has proposed to tailor these programs such that only large stationary sources will be required to have air permits that authorize greenhouse gas emissions.

The Occupational Safety and Health Act of 1970, as amended, or OSHA.  OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration and various record keeping, disclosure and procedural requirements.  Various standards, including standards for notices of hazards, safety in excavation and demolition work and the handling of asbestos, may apply to our operations.

Flow Control/Interstate Waste Restrictions.  Certain permits and approvals, as well as certain state and local regulations, may limit a landfill or transfer station to accepting waste that originates from specified geographic areas, restrict the importation of out-of-state waste or wastes originating outside the local jurisdiction or otherwise discriminate against non-local waste.  These restrictions, generally known as flow control restrictions, are controversial, and some courts have held that some flow control schemes violate constitutional limits on state or local regulation of interstate commerce.  From time to time, federal legislation is proposed that would allow some local flow control restrictions.  Although no such federal legislation has been enacted to date, if such federal legislation should be enacted in the future, states in which we use landfills could limit or prohibit the importation of out-of-state waste or direct that wastes be handled at specified facilities. These restrictions could also result in higher disposal costs for our collection operations.  If we were unable to pass such higher costs through to our customers, our business, financial condition and operating results could be adversely affected.

Certain state and local jurisdictions may also seek to enforce flow control restrictions through local legislation or contractually.  In certain cases, we may elect not to challenge such restrictions.  These restrictions could reduce the volume of waste going to landfills in certain areas, which may adversely affect our ability to operate our landfills at their full capacity and/or reduce the prices that we can charge for landfill disposal services.  These restrictions may also result in higher disposal costs for our collection operations.  If we were unable to pass such higher costs through to our customers, our business, financial condition and operating results could be adversely affected.

State and Local Regulation.  Each state in which we now operate or may operate in the future has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid waste, occupational safety and health, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and transfer stations.  State and local permits and approval for these operations may be required and may be subject to periodic renewal, modification or revocation by the issuing agencies.  In addition, many states have adopted statutes comparable to, and in some cases more stringent than, CERCLA.  These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages associated with such sites, and some provide for the imposition of liens on property owned by responsible parties.  Furthermore, many municipalities also have ordinances, local laws and regulations affecting our operations.  These include zoning and health measures that limit solid waste management activities to specified sites or activities, flow control provisions that direct or restrict the delivery of solid wastes to specific facilities, laws that grant the right to establish franchises for collection services and then put such franchises out for bid and bans or other restrictions on the movement of solid wastes into a municipality.

Permits or other land use approvals with respect to a landfill, as well as state or local laws and regulations, may specify the quantity of waste that may be accepted at the landfill during a given time period and/or specify the types of waste that may be accepted at the landfill.  Once an operating permit for a landfill is obtained, it must generally be renewed periodically.

There has been an increasing trend at the state and local level to mandate and encourage waste reduction and recycling and to prohibit or restrict the disposal in landfills of certain types of solid wastes, such as yard wastes, beverage containers, unshredded tires, lead-acid batteries, paper, cardboard and household appliances.

Many states and local jurisdictions have enacted “bad boy” laws that allow the agencies that have jurisdiction over waste services contracts or permits to deny or revoke these contracts or permits based on the applicant’s or permit holder’s compliance history.  Some states and local jurisdictions go further and consider the compliance history of the parent, subsidiaries or affiliated companies, in addition to that of the applicant or permit holder. These laws authorize the agencies to make determinations of an applicant’s or permit holder’s fitness to be awarded a contract to operate and to deny or revoke a contract or permit because of unfitness unless there is a showing that the applicant or permit holder has been rehabilitated through the adoption of various operating policies and procedures put in place to assure future compliance with applicable laws and regulations.

Some state and local authorities enforce certain federal laws in addition to state and local laws and regulations. For example, in some states, RCRA, OSHA, parts of the Clean Air Act and parts of the Clean Water Act are enforced by local or state authorities instead of the EPA, and in some states those laws are enforced jointly by state or local and federal authorities.

Public Utility Regulation.  In many states, public authorities regulate the rates that landfill operators may charge.

Seasonality

Based on our industry and our historic trends, we expect our operations to vary seasonally.  Typically, revenue will be highest in the second and third calendar quarters and lowest in the first and fourth calendar quarters.  These seasonal variations result in fluctuations in waste volumes due to weather conditions and general economic activity.  We also expect that our operating expenses may be higher during the winter months due to periodic adverse weather conditions that can slow the collection of waste, resulting in higher labor and operational costs.

Employees

As of May 17, 2016, we have approximately 180 full-time employees.  None of our employees are represented by a labor union.   We have not experienced any work stoppages and we believe that our relations with our employees are good.

Here to Serve – Georgia Waste Division, LLC

Here to Serve – Georgia Waste Division, LLC was formed to locate and acquire a waste facility in Georgia which would be owned and operated by the Company. At this time, we have not located any potential waste facilities for a future acquisition. We are not aware of the estimated schedule for any potential future acquisition or estimated amount of capital required to consummate a potential future acquisition at this time.

Here To Serve Technology, LLC

HTS Tech was in the business of designing, developing and selling mobile based apps for smartphones and computers to the general public as well as Enterprise versions. On January 7, 2015, in an effort to give investors a more concentrated presence in the waste industry the Company sold the capitalized software assets of HTS Tech to Mobile Science Technologies, Inc., a Georgia corporation, a related party due to being owned by some of the shareholders of the Company.

Management

(i)           Jeffrey S. Cosman, Chief Executive Officer, Director. Jeffrey S. Cosman combines over 10 years’ experience in the solid waste industry, which includes local operations, local and regional accounting and corporate finance.  In addition, Mr. Cosman has experience in mobile-based app development, medical device sales leadership and capital raising. From 1993 through 1996, Mr. Cosman had a career in professional baseball with the New York Mets’ minor league organization.  After retiring from baseball, Mr. Cosman worked at Republic Services from February 1996 until February 1999.  In his role in Corporate Finance, Mr. Cosman assisted due diligence of acquisitions, provided accounting guidance in over 168 transactions totaling $1.6 Billion in annualized revenue, supported Corporate Controllers in monthly reporting and assisted in the preparation of a registration statement for Republic Services. In the early 2000’s, Mr. Cosman became involved in start-up technology in the medical device industry, but subsequently left to focus on a career in the solid waste industry, founding, in 2010, Legacy Waste Solutions, LLC, a compressed natural gas consulting business.  In 2012, Mr. Cosman purchased Rosewood Communication Supply, a warehouse centric telecom parts and supplies distributor as a partner. Mr. Cosman holds a B.B.A. in Managerial Finance and Banking and Finance, and a Bachelors of Accountancy from the University of Mississippi.  The Board of Directors believes that Mr. Cosman’s “ground up” experience in the solid waste industry, together with his background in related fields, as well as finance, will support the Company’s growth plans as it moves forward in implementing its transition into the waste industry. Mr. Cosman is the majority shareholder in Here To Serve Holding Corp, an Over-The-Counter company based in Milton, Georgia.  Mr. Cosman has approximately 65% of the outstanding shares of Here To Serve Holding Corp.  The Company does not have an arrangement with Here To Serve or Mr. Cosman for past, current or future services to be performed between Here To Serve and Meridian Waste Solutions, Inc. Mr. Cosman may in the future consult from time to time with Here To Serve on matters that do not conflict with the operation of the Company. Mr. Cosman spends several hours a month on Here To Serve. Additionally, Mr. Cosman has a minority equity interest in Rush The Puck, LLC. The Company does not have an arrangement with Rush The Puck, LLC or Mr. Cosman for past, current or future services to be performed between Rush The Puck LLC and Meridian Waste Solutions, Inc. Mr. Cosman spends approximately one hour per week on Rush The Puck, LLC.

(ii)           Walter H. Hall, Jr., President, Chief Financial Officer, Director. Walter H. Hall, age 58, brings 25 years of management experience in the waste industry. Most recently Mr. Hall served as Chief Operating Officer for Advanced Disposal Services, Inc., from 2001 through 2014, where he had direct responsibility for profit and loss decisions, development and implementation of strategic marketplace plans, sales, safety, acquisitions, and coordination of assets and personnel for a company having operations in 18 states with annual revenues in excess of $1.3 billion. Prior to that, Mr. Hall held positions as President and General Manager with Southland Waste Systems and Southland Waste Systems of Georgia, respectively, following six years with Brown Ferris Industries as District Manager and Regional Operations Manager. Mr. Hall has an undergraduate degree from Mississippi College. The Board of Directors believes that Mr. Hall’s extensive and directly applicable experience within the waste industry makes him ideally qualified to help lead the Company towards continued growth.

(iii)           Jeffrey S. Cosman and Walter H. Hall, Jr. both have employment contracts detailing their compensation. For more detailed information with respect to their compensation and employment contracts please refer to the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2016 and the Company’s Annual Report on Form 10-k filed with the SEC on April 14, 2016.

3.            Subscriber Representations and Warranties. Subscriber hereby represents, warrants and agrees with the Company that:

(a)           Standing of Subscriber. If Subscriber is an entity, such Subscriber is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. If Subscriber is a natural person, such Subscriber is not a minor and has the legal capacity to enter into this Agreement;

(b)           Authorization and Power. Subscriber has the requisite power and authority to enter into and perform this Agreement and to purchase the Shares. The execution, delivery and performance of this Agreement by Subscriber and, if Subscriber is an entity, the consummation by Subscriber of the transactions contemplated hereby have been duly authorized by all necessary company action, and no further consent or authorization of Subscriber, its board of directors or similar governing body, or stockholders is required, as applicable. This Agreement has been duly authorized, executed and delivered by Subscriber and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with the terms thereof;

(c)           Independent Advice. Subscriber has been urged, and has been given the opportunity, to seek independent advice from professional advisors relating to the suitability of an investment in the Company in view of subscriber’s overall financial needs and with respect to the legal and tax consequences of such investment. The Subscriber acknowledges that there may be certain adverse tax consequences to me in connection with the purchase of the Shares.

(d)           No Conflicts. If Subscriber is an entity, the execution, delivery and performance of this Agreement and the consummation by Subscriber of the transactions contemplated hereby do not and will not result in a violation of Subscriber’s charter documents, bylaws or other organizational documents, as applicable;

(e)           Information on Subscriber. Such Subscriber is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable Subscriber to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. Subscriber is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof. Subscriber is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended. Subscriber understands that the Company is relying on Subscriber’s representations and agreements for the purpose of determining whether this transaction meets the requirements of the exemptions afforded by the 1933 Act and certain state securities laws;

(f)           Purchase of Shares. Subscriber will purchase the Shares for its own account for investment and not with a view toward, or for resale in connection with, the public sale or any distribution thereof in violation of the 1933 Act or any applicable state securities law, and has no direct or indirect arrangement or understandings with any other person or entity to distribute or regarding the distribution of such Shares;

(g)           Transfer or Re-sale.  The Subscriber understands that the sale or re-sale of the Shares has not been and is not being registered under the 1933 Act or any applicable state securities laws, and the Shares may not be transferred unless the Shares are sold pursuant to an effective registration statement under the 1933 Act, the Subscriber shall have delivered to the Company an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Company, the Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the 1933 Act (or a successor rule) (“Rule 144”)) of the Subscriber who agrees to sell or otherwise transfer the Shares only in accordance with this Section 3(g) and who is an Accredited Investor,  the Shares are sold pursuant to Rule 144, or    the Shares are sold pursuant to Regulation S under the 1933 Act (or a successor rule), and the Subscriber shall have delivered to the Company an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Company; (ii) any sale of such Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case).  Notwithstanding the foregoing or anything else contained herein to the contrary, the Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(h)           Legend. The Shares shall bear the following or similar legend:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (REASONABLY ACCEPTABLE TO THE COMPANY), IN AN ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.”

(i)           No Governmental Endorsement. Subscriber understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Shares or the suitability of the investment in the Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Shares;

(j)           Receipt of Information. Subscriber believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Subscriber further represents that through its representatives it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access; and

(k)           Highly Speculative Investment. Subscriber acknowledges and agrees that a purchase of the Shares is highly speculative and involves significant risks and that the Shares should not be purchased if Subscriber cannot afford the loss of Subscriber’s entire investment. The business objectives of the Company are speculative, and it is possible that the Company may be unable to achieve them. Subscriber understands that Subscriber may be unable to realize a substantial return on the purchase of the offered Shares, or any return whatsoever, and may lose Subscriber’s entire investment. Subscriber fully understands the nature of the risks involved in purchasing the Shares and it is qualified by its knowledge and experience to evaluate investments of this type. Subscriber has carefully considered the potential risks relating to the Company and purchase of its securities and has independently evaluated the risks of purchasing the Shares.

(l)           Subscriber believes that the investment in the Shares is suitable for it based upon its investment objectives and financial needs, and it has adequate means for providing for its current financial needs and contingencies and has no need for liquidity with respect to its investment in the Company.

(m)           Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and have obtained, in its judgment, sufficient information from the Company to evaluate the merits and risks of an investment in the Company. Subscriber has not utilized any person as its purchaser representative as defined in Regulation D under the 1933 Act in connection with evaluating such merits and risks.

(n)           Subscriber has relied solely upon its own investigation in making a decision to invest in the Company.

(o)           Subscriber has received no representation or warranty from the Company or any of its officers, directors, employees, or agents in respect of its investment in the Company and in making its investment in the Shares, Subscriber has not relied upon any information (written or otherwise) from them relating to this offering other than as set forth herein.

(p)           Subscriber is not participating in the offer as a result of or subsequent to: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(q)           Subscriber hereby acknowledges and is aware that Subscriber is not entitled to cancel, terminate, or revoke this subscription, and any agreements made in connection herewith survives any death or disability of a natural person Subscriber.

(r)           Subscriber understands that the price for the Shares has been arbitrarily determined. The price for the Shares bears no necessary relationship to the assets, earnings or book value of the Company, or any other objective standard of value.

(s)            No Market Manipulation.  Subscriber and Subscriber’s affiliates have not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock, to facilitate the sale or resale of the Shares or affect the price at which the Shares may be issued or resold.

(t)           Reliance on Exemptions.  The Subscriber understands that the Shares are being offered and sold or assigned to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Subscriber’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Subscriber set forth herein in order to determine the availability of such exemptions and the eligibility of Subscriber to acquire the Shares.

(u)           The Subscriber has read the Company’s most recent Annual Report on Form 10-K filed with the SEC on April 14, 2016, as well as the Company’s subsequent filings with the SEC of Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, available at www.sec.gov.

(v)           The following items discuss certain risks of the Company (the terms “we”, “us”, and “our” referring to the Company), and Subscriber understands that these risks do not represent all the risks associated with an investment in the Company:
(i)           WE ARE SUBJECT TO ENVIRONMENTAL AND SAFETY LAWS, WHICH RESTRICT OUR OPERATIONS AND INCREASE OUR COSTS.

We are subject to extensive federal, state and local laws and regulations relating to environmental protection and occupational safety and health.  These include, among other things, laws and regulations governing the use, treatment, storage and disposal of wastes and materials, air quality, water quality and the remediation of contamination associated with the release of hazardous substances.  Our compliance with existing regulatory requirements is costly, and continued changes in these regulations could increase our compliance costs. Government laws and regulations often require us to enhance or replace our equipment. We are required to obtain and maintain permits that are subject to strict regulatory requirements and are difficult and costly to obtain and maintain.  We may be unable to implement price increases sufficient to offset the cost of complying with these laws and regulations.  In addition, regulatory changes could accelerate or increase expenditures for closure and post-closure monitoring at solid waste facilities and obligate us to spend sums over the amounts that we have accrued. In order to develop, expand or operate a landfill or other waste management facility, we must have various facility permits and other governmental approvals, including those relating to zoning, environmental protection and land use. The permits and approvals are often difficult, time consuming and costly to obtain and could contain conditions that limit our operations.

(ii)           WE MAY BECOME SUBJECT TO ENVIRONMENTAL CLEAN-UP COSTS OR LITIGATION THAT COULD CURTAIL OUR BUSINESS OPERATIONS AND MATERIALLY DECREASE OUR EARNINGS.

The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or CERCLA, and analogous state laws provide for the remediation of contaminated facilities and impose strict joint and several liability for remediation costs on current and former owners or operators of a facility at which there has been a release or a threatened release of a hazardous substance.  This liability is also imposed on persons who arrange for the disposal of and who transport such substances to the facility.  Hundreds of substances are defined as hazardous under CERCLA and their presence, even in small amounts, can result in substantial liability.  The expense of conducting a cleanup can be significant.  Notwithstanding our efforts to comply with applicable regulations and to avoid transporting and receiving hazardous substances, we may have liability because these substances may be present in waste collected by us.  The actual costs for these liabilities could be significantly greater than the amounts that we might be required to accrue on our financial statements from time to time.

In addition to the costs of complying with environmental regulations, we may incur costs to defend against litigation brought by government agencies and private parties.  As a result, we may be required to pay fines or our permits and licenses may be modified or revoked.  We may in the future be a defendant in lawsuits brought by governmental agencies and private parties who assert claims alleging environmental damage, personal injury, property damage and/or violations of permits and licenses by us.  A significant judgment against us, the loss of a significant permit or license or the imposition of a significant fine could curtail our business operations and may decrease our earnings.

(iii)           OUR BUSINESS IS CAPITAL INTENSIVE, REQUIRING ONGOING CASH OUTLAYS THAT MAY STRAIN OR CONSUME OUR AVAILABLE CAPITAL AND FORCE US TO SELL ASSETS, INCUR DEBT, OR SELL EQUITY ON UNFAVORABLE TERMS.

Our ability to remain competitive, grow and maintain operations largely depends on our cash flow from operations and access to capital.  Maintaining our existing operations and expanding them through internal growth or acquisitions requires large capital expenditures.  As we undertake more acquisitions and further expand our operations, the amount we expend on capital will increase. These increases in expenditures may result in lower levels of working capital or require us to finance working capital deficits.  We intend to continue to fund our cash needs through cash flow from operations and borrowings under our credit facility, if necessary.  However, we may require additional equity or debt financing to fund our growth.

We do not have complete control over our future performance because it is subject to general economic, political, financial, competitive, legislative, regulatory and other factors.  It is possible that our business may not generate sufficient cash flow from operations, and we may not otherwise have the capital resources, to allow us to make necessary capital expenditures.  If this occurs, we may have to sell assets, restructure our debt or obtain additional equity capital, which could be dilutive to our stockholders.  We may not be able to take any of the foregoing actions, and we may not be able to do so on terms favorable to us or our stockholders.

(iv)           THE COMPANY’S FAILURE TO COMPLY WITH THE OBLIGATIONS SET FORTH IN THE AGREEMENTS ENTERED INTO WITH GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. MAY RESULT IN THE FORECLOSURE OF THE COMPANY’S OR ITS SUBSIDIARIES’ PLEDGED ASSETS AND OTHER ADVERSE CONSEQUENCES.

Effective December 22, 2015, the Company closed a Credit and Guaranty Agreement (the “Credit Agreement”) by and among the Company, Brooklyn Cheesecake & Dessert Acquisition Corp., Here to Serve - Missouri Waste Division, LLC, Here to Serve - Georgia Waste Division, LLC, Meridian Land Company, LLC, Christian Disposal, LLC, and FWCD, LLC, and certain subsidiaries of the Company, as Guarantors, the Lenders party thereto from time to time and Goldman Sachs Specialty Lending Group, L.P., as Administrative Agent, Collateral Agent, and Lead Arranger.

The Company’s failure to comply with the obligations set forth in the Credit Agreement and related documents or the occurrence of certain other specified events could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our debt, potential foreclosure on our assets and other adverse consequences.

For more detailed information with respect to the Credit Agreement and related documents please refer to the Company’s Current Report on Form 8-K filed with the SEC on December 29, 2015.

(v)           WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS FOR OUR REVENUE.

At this time, the Company has two municipal contracts that account for 26% and 18% of our long term contracted revenues for the fiscal year ended December 31, 2015. Because we depend on these customers for a majority of our revenue, a loss of one of these customers could materially adversely affect our business and financial condition. If these principal customers cease using our services, our business could be materially adversely affected.

(vi)           GOVERNMENTAL AUTHORITIES MAY ENACT CLIMATE CHANGE REGULATIONS THAT COULD INCREASE OUR COSTS TO OPERATE.

Environmental advocacy groups and regulatory agencies in the United States have been focusing considerable attention on the emissions of greenhouse gases and their potential role in climate change.  Congress has considered recent proposed legislation directed at reducing greenhouse gas emissions and President Obama has indicated his support of legislation aimed at reducing greenhouse gases.  EPA has proposed rules to regulate greenhouse gases, regional initiatives have formed to control greenhouse gases and certain of the states in which we operate are contemplating air pollution control regulations that are more stringent than existing and proposed federal regulations, in particular the regulation of emissions of greenhouse gases.  The adoption of laws and regulations to implement controls of greenhouse gases, including the imposition of fees or taxes, could adversely affect our collection operations.  Changing environmental regulations could require us to take any number of actions, including the purchase of emission allowances or installation of additional pollution control technology, and could make some operations less profitable, which could adversely affect our results of operations.

(vii)           OUR OPERATIONS ARE SUBJECT TO ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS, AS WELL AS CONTRACTUAL OBLIGATIONS THAT MAY RESULT IN SIGNIFICANT LIABILITIES.

We risk of incurring significant environmental liabilities in connection with our use, treatment, storage, transfer and disposal of waste materials. Under applicable environmental laws and regulations, we could be liable if our operations are found to cause environmental damage to our properties or to the property of other landowners, particularly as a result of the contamination of air, drinking water or soil. Under current law, we could also be held liable for damage caused by conditions that existed before we acquired the assets or operations involved. This risk is of particular concern as we execute our growth strategy, partially though acquisitions, because we may be unsuccessful in identifying and assessing potential liabilities during our due diligence investigations. Further, the counterparties in such transactions may be unable to perform their indemnification obligations owed to us. Additionally, we could be liable if we arrange for the transportation, disposal or treatment of hazardous substances that cause environmental contamination, or if a predecessor owner made such arrangements and, under applicable law, we are treated as a successor to the prior owner. Any substantial liability for environmental damage could have a material adverse effect on our financial condition, results of operations and cash flows.

(viii)           OUR BUSINESS IS SUBJECT TO OPERATIONAL AND SAFETY RISKS, INCLUDING THE RISK OF PERSONAL INJURY TO EMPLOYEES AND OTHERS.

Providing environmental and waste management services, including operating landfills, involves risks such as vehicular accidents and equipment defects, malfunctions and failures. Additionally, there are risks associated with waste mass instability and releases of hazardous materials or odors. There may also be risks presented by the potential for subsurface chemical reactions causing elevated landfill temperatures and increased production of leachate, landfill gas and odors. Any of these risks could potentially result in injury or death of employees and others, a need to shut down or reduce operation of facilities, increased operating expense and exposure to liability for pollution and other environmental damage, and property damage or destruction.

While we seek to minimize our exposure to such risks through comprehensive training, compliance and response and recovery programs, as well as vehicle and equipment maintenance programs, if we were to incur substantial liabilities in excess of any applicable insurance, our business, results of operations and financial condition could be adversely affected. Any such incidents could also adversely impact our reputation and reduce the value of our brand. Additionally, a major operational failure, even if suffered by a competitor, may bring enhanced scrutiny and regulation of our industry, with a corresponding increase in operating expense.

(ix)           CURRENT U.S. ECONOMIC CONDITIONS, AS WELL AS POTENTIAL FUTURE DOWNTURNS, HAS REDUCED AND MAY CONTINUE TO REDUCE OUR VOLUME AND/OR PRICING ON OUR SERVICES, RESULTING IN DECREASES IN OUR REVENUE, PROFITABILITY AND CASH FLOWS.

Our business is affected by changes in national and general economic factors that are outside of our control, including economic activity, consumer confidence, interest rates and access to capital markets.  Although our services are of an essential nature, a weak economy generally results in decreases in volumes of waste generated, which decreases our revenues.  Additionally, consumer uncertainty and the loss of consumer confidence may limit the number or amount of services requested by customers and our ability to increase customers’ pricing.  During weak economic conditions we may also be adversely impacted by customers’ inability to pay us in a timely manner, if at all, due to their financial difficulties, which could include bankruptcies.

(x)           INCREASES IN THE COSTS OF FUEL MAY REDUCE OUR OPERATING MARGINS.

The price and supply of fuel needed to run our collection vehicles is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns.  Any significant price escalations or reductions in the supply could increase our operating expenses or interrupt or curtail our operations.  Failure to offset all or a portion of any increased fuel costs through increased fees or charges would reduce our operating margins.

(xi)           CHANGES IN INTEREST RATES MAY AFFECT OUR PROFITABILITY.

Our acquisitions could require us to incur substantial additional indebtedness in the future, which will increase our interest expense.  Further, to the extent that these borrowings are subject to variable rates of interest, increases in interest rates will increase our interest expense, which will affect our profitability.  We bear exposure to, and are primarily affected by, changes in LIBOR rates.

(xii)           INCREASES IN THE COSTS OF DISPOSAL MAY REDUCE OUR OPERATING MARGINS.

In 2015, we disposed of approximately 100% of the waste that we collect in landfills operated by others, and that rate may not decrease significantly in the future.  We may incur increases in disposal fees paid to third parties.  Failure to pass these costs on to our customers may reduce our operating margins.  In December 2015, the Company purchased Eagle Ridge as part of its strategy to internalize a majority of its volume.  As of April 2016, the Company will be beginning to move its volume away from third party landfills.  Going forward, the Company may not internalize all of its volume in its own landfill, which may limit the expected savings it anticipated from the acquisition of Eagle Ridge.

(xiii)           INCREASES IN THE COSTS OF LABOR MAY REDUCE OUR OPERATING MARGINS.

We compete with other businesses in our markets for qualified employees.  A shortage of qualified employees would require us to enhance our wage and benefits packages to compete more effectively for employees or to hire more expensive temporary employees.  Labor is our second largest operating cost, and even relatively small increases in labor costs per employee could materially affect our cost structure.  Failure to attract and retain qualified employees, to control our labor costs, or to recover any increased labor costs through increased prices we charge for our services or otherwise offset such increases with cost savings in other areas may reduce our operating margins.

(xiv)           INCREASES IN COSTS OF INSURANCE WOULD REDUCE OUR OPERATING MARGINS.

One of our largest operating costs is for insurance coverage, including general liability, automobile physical damage and liability, property, employment practices, pollution, directors and officers, fiduciary, workers’ compensation and employer’s liability coverage, as well as umbrella liability policies to provide excess coverage over the underlying limits contained in our primary general liability, automobile liability and employer’s liability policies.  Changes in our operating experience, such as an increase in accidents or lawsuits or a catastrophic loss, could cause our insurance costs to increase significantly or could cause us to be unable to obtain certain insurance. Increases in insurance costs would reduce our operating margins.  Changes in our industry and perceived risks in our business could have a similar effect.

(xv)           WE MAY NOT BE ABLE TO MAINTAIN SUFFICIENT INSURANCE COVERAGE TO COVER THE RISKS ASSOCIATED WITH OUR OPERATIONS, WHICH COULD RESULT IN UNINSURED LOSSES THAT WOULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

Integrated non-hazardous waste companies are exposed to a variety of risks that are typically covered by insurance arrangements.  However, we may not be able to maintain sufficient insurance coverage to cover the risks associated with our operations for a variety of reasons.  Increases in insurance costs and changes in the insurance markets may, given our resources, limit the coverage that we are able to maintain or prevent us from insuring against certain risks.  Large or unexpected losses may exceed our policy limits, adversely affecting our results of operations, and may result in the termination or limitation of coverage, exposing us to uninsured losses, thereby adversely affecting our financial condition.

(xvi)           OUR FAILURE TO REMAIN COMPETITIVE WITH OUR NUMEROUS COMPETITORS, SOME OF WHOM HAVE GREATER RESOURCES, COULD ADVERSELY AFFECT OUR ABILITY TO RETAIN EXISTING CUSTOMERS AND OBTAIN FUTURE BUSINESS.

Because our industry is highly competitive, we compete with large companies and municipalities, many of whom have greater financial and operational resources.  The non-hazardous solid waste collection and disposal industry includes large national, publicly-traded waste management companies; regional, publicly-held and privately-owned companies; and numerous small, local, privately-owned companies.  Additionally, many counties and municipalities operate their own waste collection and disposal facilities and have competitive advantages not available to private enterprises. If we are unable to successfully compete against our competitors, our ability to retain existing customers and obtain future business could be adversely affected.

(xvii)                      WE MAY LOSE CONTRACTS THROUGH COMPETITIVE BIDDING, EARLY TERMINATION OR GOVERNMENTAL ACTION, OR WE MAY HAVE TO SUBSTANTIALLY LOWER PRICES IN ORDER TO RETAIN CERTAIN CONTRACTS, ANY OF WHICH WOULD CAUSE OUR REVENUE TO DECLINE.

We are parties to contracts with municipalities and other associations and agencies.  Many of these contracts are or will be subject to competitive bidding.  We may not be the successful bidder, or we may have to substantially lower prices in order to be the successful bidder.  In addition, some of our customers may terminate their contracts with us before the end of the contract term.  If we were not able to replace revenue from contracts lost through competitive bidding or early termination or from lowering prices or from the renegotiation of existing contracts with other revenue within a reasonable time period, our revenue could decline.

Municipalities may annex unincorporated areas within counties where we provide collection services, and as a result, our customers in annexed areas may be required to obtain service from competitors who have been franchised or contracted by the annexing municipalities to provide those services.  Some of the local jurisdictions in which we currently operate grant exclusive franchises to collection and disposal companies, others may do so in the future, and we may enter markets where franchises are granted by certain municipalities.  Unless we are awarded a franchise by these municipalities, we will lose customers which will cause our revenue to decline.

(xviii)                      EFFORTS BY LABOR UNIONS TO ORGANIZE OUR EMPLOYEES COULD DIVERT MANAGEMENT ATTENTION AND INCREASE OUR OPERATING EXPENSES.

We do not have any union representation in our operations.  Groups of employees may seek union representation in the future, and the negotiation of collective bargaining agreements could divert management attention and result in increased operating expenses and lower net income.  If we are unable to negotiate acceptable collective bargaining agreements, we might have to wait through “cooling off” periods, which are often followed by union-initiated work stoppages, including strikes.  Depending on the type and duration of these work stoppages, our operating expenses could increase significantly.

(xix)           POOR DECISIONS BY OUR REGIONAL AND LOCAL MANAGERS COULD RESULT IN THE LOSS OF CUSTOMERS OR AN INCREASE IN COSTS, OR ADVERSELY AFFECT OUR ABILITY TO OBTAIN FUTURE BUSINESS.

We manage our operations on a decentralized basis.  Therefore, regional and local managers have the authority to make many decisions concerning their operations without obtaining prior approval from executive officers.  Poor decisions by regional or local managers could result in the loss of customers or an increase in costs, or adversely affect our ability to obtain future business.

(xx)           WE ARE VULNERABLE TO FACTORS AFFECTING OUR LOCAL MARKETS, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE RELATIVE TO OUR COMPETITORS.

Because the non-hazardous waste business is local in nature, our business in one or more regions or local markets may be adversely affected by events and economic conditions relating to those regions or markets even if the other regions of the country are not affected.  As a result, our financial performance may not compare favorably to our competitors with operations in other regions, and our stock price could be adversely affected by our inability to compete effectively with our competitors.

(xxi)           SEASONAL FLUCTUATIONS WILL CAUSE OUR BUSINESS AND RESULTS OF OPERATIONS TO VARY AMONG QUARTERS, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

Based on historic trends experienced by the businesses we have acquired, we expect our operating results to vary seasonally, with revenue typically lowest in the first quarter, higher in the second and third quarters, and again lower in the fourth quarter.  This seasonality generally reflects the lower volume of waste during the winter months.  Adverse weather conditions negatively affect waste collection productivity, resulting in higher labor and operational costs.  The general increase in precipitation during the winter months increases the weight of collected waste, resulting in higher disposal costs, as costs are often calculated on a per ton basis.  Because of these factors, we expect operating income to be generally lower in the winter months.  As a result, our operating results may be negatively affected by these variations.  Additionally, severe weather during any time of the year can negatively affect the costs of collection and disposal and may cause temporary suspensions of our collection services.  Long periods of inclement weather may interfere with collection operations and reduce the volume of waste generated by our customers.  Any of these conditions can adversely affect our business and results of operations, which could negatively affect our stock price.

(xxii)                      THE MARKET IN WHICH WE PARTICIPATE IS INTENSELY COMPETITIVE, AND IF WE DO NOT COMPETE EFFECTIVELY, OUR OPERATING RESULTS COULD BE HARMED.

The market for enterprise Software as a Service (SaaS) business applications and development platforms is highly competitive, rapidly evolving and fragmented, and subject to changing technology, shifting customer needs and frequent introductions of new products and services.

(xxiii)                      WE ARE DEPENDENT ON OUR MANAGEMENT TEAM AND DEVELOPMENT AND OPERATIONS PERSONNEL, AND THE LOSS OF ONE OR MORE KEY EMPLOYEES OR GROUPS COULD HARM OUR BUSINESS AND PREVENT US FROM IMPLEMENTING OUR BUSINESS PLAN IN A TIMELY MANNER.

Our success depends substantially upon the continued services of our executive officers and other key members of management, particularly our chief executive officer, Mr. Jeffrey S. Cosman. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives. Such changes in our executive management team may be disruptive to our business. We are also substantially dependent on the continued service of our existing development and operations personnel because of the complexity of our service and technologies. We have an employment agreement with Mr. Cosman. We maintain key person life insurance policy on Mr. Cosman. The loss of one or more of our key employees or groups could seriously harm our business.

Mr. Cosman is the majority shareholder and control person of Here To Serve Holding Corp.  Here To Serve is a holding company evaluating acquisitions in various industries.

Additionally, Mr. Cosman has a minority equity interest in Rush The Puck, LLC.  Rush The Puck does business as Rosewood Communication Supply, a warehouse centric telecom parts and supplies distributor. The Company does not have an arrangement with Rosewood Communication Supply or Mr. Cosman for past, current or future services to be performed between Rosewood Communication Supply and Meridian Waste Solutions, Inc.  Mr. Cosman spends approximately one hour per month on Rosewood Communication Supply.

(xxiv)                      OUR BUSINESS IS SUBJECT TO CHANGING REGULATIONS REGARDING CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE THAT HAVE INCREASED BOTH OUR COSTS AND THE RISK OF NON-COMPLIANCE.

We are subject to rules and regulations by various governing bodies, including, for example, the Securities and Exchange Commission, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded. Our efforts to comply with new and changing regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.  Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, our business may be harmed.

(xxv)                      WE NEED ADDITIONAL CAPITAL TO DEVELOP OUR BUSINESS.

The development of our services will require the commitment of substantial resources to implement our business plan. In addition, substantial expenditures will be required to enable us to complete projects in the future.  Currently, we have a credit agreement with Goldman Sachs Specialty Lending Group.  However, it is likely we would need to seek additional financing through subsequent future private or public offerings of our equity securities or through strategic partnerships and other arrangements with corporate partners.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.  The sale of additional equity securities will result in dilution to our stockholders.  The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to implement our business development plan or continue our business operations.

(xxvi)                      THE MARKET PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE AND COULD SUBJECT US TO LITIGATION.

The market price of our common stock has been and is likely to continue to be subject to wide fluctuations. Factors affecting the market price of our common stock include:

●
variations in our operating results, earnings per share, cash flows from operating activities, deferred revenue, and other financial metrics and non-financial metrics, and how those results compare to analyst expectations;

●	issuances of new stock which dilutes earnings per share;

●	forward looking guidance to industry and financial analysts related to future revenue and earnings per share;

●	the net increases in the number of customers and paying subscriptions, either independently or as compared with published expectations of industry, financial or other analysts that cover our company;

●	changes in the estimates of our operating results or changes in recommendations by securities analysts that elect to follow our common stock;

●	announcements of technological innovations, new services or service enhancements, strategic alliances or significant agreements by us or by our competitors;

●	announcements by us or by our competitors of mergers or other strategic acquisitions, or rumors of such transactions involving us or our competitors;

●	announcements of customer additions and customer cancellations or delays in customer purchases;

●	recruitment or departure of key personnel; and

●	trading activity by a limited number of stockholders who together beneficially own a majority of our outstanding common stock.

In addition, if the stock market in general experiences uneven investor confidence, the market price of our common stock could decline for reasons unrelated to our business, operating results or financial condition. The market price of our common stock might also decline in reaction to events that affect other companies within, or outside, our industries even if these events do not directly affect us. Some companies that have experienced volatility in the trading price of their stock have been the subject of securities class action litigation. If we are to become the subject of such litigation, it could result in substantial costs and a diversion of management’s attention and resources.

(xxvii)                      THE OWNERSHIP BY OUR CHIEF EXECUTIVE OFFICER OF SERIES A PREFERRED STOCK WILL LIKELY LIMIT YOUR ABILITY TO INFLUENCE CORPORATE MATTERS.

Mr. Jeffrey S. Cosman, our chief executive officer, is the beneficial owner of 100% of the outstanding shares of the Company’s Series A Preferred Stock. As a result, our chief executive officer would have significant influence over most matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions, even if other stockholders oppose them. In addition, Mr. Cosman beneficially owns approximately 49% of our issued and outstanding common stock. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other stockholders may view as beneficial.

(xxviii)                      OUR COMMON STOCK IS CURRENTLY ELIGIBLE FOR QUOTATION ON THE OTCQB OPERATED BY OTC MARKETS GROUP, INC. AND AN INVESTOR’S ABILITY TO TRADE OUR COMMON STOCK MAY BE LIMITED BY TRADING VOLUME.

The trading volume in our common shares has been relatively limited.  A consistently active trading market for our common stock may not develop on the OTCQB.  The average daily trading volume in our common stock on the OTCQB as of May 17, 2016 was limited or negligible. Accordingly, the ability of our shareholders to sell their shares of our common stock may be extremely limited.

(xxix)                      WE ARE SUBJECT TO PENNY STOCK RULES WHICH WILL MAKE THE SHARES OF OUR COMMON STOCK MORE DIFFICULT TO SELL.

We are currently subject to the SEC’s “penny stock” rules because our shares of common stock sell below $5.00 per share.  Penny stocks generally are equity securities with a price of less than $5.00.  The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock.  As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

(xxx)                      SALES OF OUR CURRENTLY ISSUED AND OUTSTANDING STOCK MAY BECOME FREELY TRADABLE PURSUANT TO RULE 144 AND MAY DILUTE THE MARKET FOR YOUR SHARES AND HAVE A DEPRESSIVE EFFECT ON THE PRICE OF THE SHARES OF OUR COMMON STOCK

A substantial majority of our outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act.  As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws.  Rule 144 provides in essence that an Affiliate (as such term is defined in Rule 144(a)(1)) of an issuer who has held restricted securities for a period of at least six months (one year after filing Form 10 information with the SEC for shell companies and former shell companies) may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company’s outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale (the four calendar week rule does not apply to companies quoted on the OTC Bulletin Board).  Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an Affiliate of the Company and who has satisfied a one-year holding period. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registrations of our shares of common stock, may have a depressive effect upon the price of our shares of common stock in any active market that may develop.

(xxxi)                      YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST BECAUSE OF THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK AND OUR PREFERRED STOCK.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders.  We are currently authorized to issue an aggregate of 80,000,000 shares of capital stock, which includes 4,928,829 shares of blank check preferred stock, par value $0.001, for which the designations, rights and preferences may be established by the Board.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.  The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock.  There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock are trading.

(xxxii)                      POSSIBLE ADVERSE EFFECT OF ISSUANCE OF PREFERRED STOCK

Our Restated Certificate of Incorporation authorizes the issuance of 5,000,000 shares of preferred stock, of which 4,928,829 shares are available for issuance, with designations, rights and preferences as determined from time to time by the Board of Directors. As a result of the foregoing, the Board of Directors can issue, without further shareholder approval, Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of Common Stock.  The issuance of Preferred Stock could, under certain circumstances, discourage, delay or prevent a change in control of the Company.

(xxxiii)                      WE DO NOT EXPECT TO PAY DIVIDENDS AND INVESTORS SHOULD NOT BUY OUR COMMON STOCK EXPECTING TO RECEIVE DIVIDENDS.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future.  Consequently, investors will only realize an economic gain on their investment in our common stock if the price appreciates.  Investors should not purchase our common stock expecting to receive cash dividends. Because we do not pay dividends, and there may be limited trading, investors may not have any manner to liquidate or receive any payment on their investment.  Therefore, our failure to pay dividends may cause investors to not see any return on investment even if we are successful in our business operations.  In addition, because we do not pay dividends we may have trouble raising additional funds, which could affect our ability to expand our business operations.

            (xxxiv) IF THE COMPANY WERE TO DISSOLVE OR WIND-UP, HOLDERS OF OUR COMMON STOCK WOULD NOT RECEIVE A LIQUIDATION PREFERENCE.

If we were to wind-up or dissolve our company and liquidate and distribute our assets, our common stockholders would share in our assets only after we satisfy any amounts we owe to our creditors and preferred equity holders.  If our liquidation or dissolution were attributable to our inability to profitably operate our business, then it is likely that we would have material liabilities at the time of liquidation or dissolution.  Accordingly, we may not have sufficient assets available after the payment of our creditors and preferred equity holders to enable you to receive any liquidation distribution with respect to any common stock you hold.

           (xxxv) THERE MAY BE RESTRICTIONS ON YOUR ABILITY TO RESELL SHARES OF COMMON STOCK UNDER RULE 144.

Currently, Rule 144 under the Securities Act permits the public resale of securities under certain conditions after a six or twelve month holding period by the seller, including requirements with respect to the manner of sale, sales volume restrictions, filing requirements and a requirement that certain information about the issuer is publicly available (the “Rule 144 resale conditions”). At the time that stockholders intend to resell their shares under Rule 144, there can be no assurances that we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or, if so, current in our reporting requirements under the Exchange Act, in order for stockholders to be eligible to rely on Rule 144 at such time. In addition to the foregoing requirements of Rule 144 under the federal securities laws, the various state securities laws may impose further restrictions on the ability of a holder to sell or transfer the shares of Common Stock.

4.            Company Representations and Warranties. The Company represents, warrants and agrees with, Subscriber that:

(a)           Due Incorporation. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b)           Authority; Enforceability. This Agreement has been duly authorized, executed and delivered by the Company and is the valid and binding agreement of the Company, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or principles of equity. The Company has full corporate power and authority necessary to enter into and deliver this Agreement and to perform its obligations thereunder;
(c)           Consents. No consent, approval, authorization or order of any court, governmental agency or body having jurisdiction over the Company or of any other person is required for the execution by the Company of this Agreement and compliance and performance by the Company of its obligations hereunder, including, without limitation, the issuance of the Shares;

(d)           No Violation or Conflict. Neither the issuance of the Shares nor the performance of the Company’s obligations under this Agreement will:

(i)           violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (a) the charter or bylaws of the Company or (b) any decree, judgment, order or determination applicable to the Company of any court, governmental agency or body having jurisdiction over the Company or over the properties or assets of the Company or (c) any contract, agreement, instrument or undertaking to which the Company or any subsidiary is a party; or

(ii)           result in the creation or imposition of any lien, charge or encumbrance upon the Shares except in favor of Subscriber as described herein;

(e)           The Shares. Upon issuance, the Shares:

(i)           shall be free and clear of any security interests, liens, claims or other Encumbrances, subject only to restrictions upon transfer under the 1933 Act and any applicable state securities laws;

(ii)           shall have been duly and validly issued, fully paid and non-assessable; and

(iii)           will not subject the holders thereof to personal liability by reason of being such holders;

(f)           Litigation. There is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or investigation before or by any court, governmental agency or body having jurisdiction over the Company including, without limitation, any such that would effect the execution by the Company or the complete and timely performance by the Company of its obligations under this Agreement.

(g)           Full Disclosure. No representation or warranty or other statement made by the Company in this Agreement in connection with the contemplated transactions contains any untrue statement of material fact or omits to state a material fact necessary to make the representations and warranties set forth herein, in light of the circumstances in which they were made, not misleading.

(h)           Use of Proceeds. The Company will use the proceeds of the Offering for general working capital purposes.

5.            Adjustments pursuant to Warrant.  It is the intention of the Company and Subscriber that the Subscriber shall be able to sell (if Subscriber so elects, in Subscriber’s sole and absolute discretion) the Shares, and generate net proceeds (net of all brokerage commissions and other fees or charges payable by Subscriber in connection with the sale thereof) from such sale equal to the Purchase Price for a six-month reconciliation period beginning on the date that is six months from the date hereof.  In the event that the sale proceeds for all Shares are less than the Purchase Price, the Subscriber may be entitled receive additional stock from the Company pursuant to exercise of the Warrant, in accordance with the terms and conditions thereof.

6.            Broker’s Commission/Finder’s Fee. The Company on the one hand, and Subscriber on the other hand, agrees to indemnify the other against and hold the other harmless from any all liabilities to anyone claiming brokerage commission or similar fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby and arising out of such party’s actions, other than Garden State Securities, to whom the Company agrees and acknowledges to pay broker’s commissions in the form of (i) cash, in the amount equal to a 6.25% of the Purchase Price and (ii) stock, in the amount equal to 1.75% of the number of the Shares. The Company represents that to the best of its knowledge there are no other parties entitled to receive fees, commissions, finder’s fees, due diligence fees or similar payments in connection with the offering of the Shares. Anything in this Agreement to the contrary notwithstanding, each Subscriber is providing indemnification only for such Subscriber’s own actions and not for any action of any other Subscriber. The liability of the Company and each Subscriber’s liability hereunder is several and not joint.

7.            Covenants Regarding Indemnification. Each party hereto agrees to indemnify, hold harmless, reimburse and defend the other party and the other party’s officers, directors, agents, counsel, affiliates, members, managers, control persons, and principal shareholders, as applicable, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the indemnified party or any such person which results, arises out of or is based upon (i) any breach of any representation or warranty by the indemnifying party in this Agreement or (ii) any breach or default in performance by the indemnifying party of any covenant or undertaking to be performed by the indemnifying party.

8.            Subscriber Covenant Regarding Lock-up. Subscriber covenants that, in the event that Subscriber is or becomes the owner of five (5%) percent or a greater percentage of the issued and outstanding common stock of the Company, Subscriber will execute and deliver a lock up agreement in connection with any underwritten public offering of equity securities of the Company. Such lock-up agreement will cover a period of three months, and will otherwise be in form and substance reasonably required by the Company. Subscriber agrees and acknowledges that this covenant is condition to the Company’s entering into this Subscription Agreement and acceptance of Subscriber’s subscription hereunder.

9.            Miscellaneous.

(a)           Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery or facsimile, addressed as set forth on the signature pages hereto or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated on the signature page hereto (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

(b)           Entire Agreement; Assignment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties hereto. Neither the Company nor Subscriber has relied on any representations not contained or referred to in this Agreement and the documents delivered herewith.

(c)           Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile transmission, PDF, electronic signature or other similar electronic means with the same force and effect as if such signature page were an original thereof.

(d)           Law Governing this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party hereto against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the State of New York. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties hereto agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

(e)           Severability. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(f)           Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

RESIDENTS OF ALL STATES: THE SHARES OFFERED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SHARES IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE SHARES HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

Please acknowledge your acceptance of the foregoing Subscription Agreement by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

MERIDIAN WASTE SOLUTIONS, INC
a New York corporation

By:            ______________________________
Name: Jeffrey Cosman
Title: Chief Executive Officer

Address:

Facsimile No.:                                 _______________________

Dated: _____________, 2016

SUBSCRIBER

Name of Subscriber: _________________________
Address: _________________________________
_________________________________________
Fax No.: __________________________________
Taxpayer ID# (if applicable): ___________________
_________________________________________
(Signature)
By: _____________________________________
Dated: _____________, 2016
Aggregate Purchase Price: ____________________

 [Signature Page to Meridian Waste Solutions, Inc. Subscription Agreement]